EXHIBIT 10.6

AGREEMENT RELATING TO RELOCATION AND

PURCHASE OF KDES-FM

DATED AS OF NOVEMBER 9, 2007

BETWEEN

LIBERMAN BROADCASTING OF CALIFORNIA LLC

AND

SPECTRUM SCAN – IDYLLWILD, LLC

-i-

AGREEMENT RELATING TO RELOCATION AND PURCHASE OF KDES-FM

This AGREEMENT RELATING TO RELOCATION AND PURCHASE OF KDES-FM (this “Agreement”) is dated November 9, 2007, by and between LIBERMAN BROADCASTING OF CALIFORNIA LLC, a California limited liability company (“LBI”), and SPECTRUM SCAN-IDYLLWILD, LLC, a Kentucky limited liability company (“Spectrum Scan”). LBI and Spectrum Scan are sometimes referred to herein as the “Parties” and each as a “Party.”

This Agreement confirms the terms on which LBI and Spectrum Scan have agreed to proceed with respect to the proposed relocation and subsequent acquisition by LBI of FM broadcast station KDES-FM, Channel 284B, 104.7 MHz, currently licensed by the Federal Communications Commission (“FCC”) to serve Palm Springs, California (such relocation and acquisition referred to herein as the “KDES Transactions”).

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Section 1. DEFINITIONS

1.1 Terms Defined in this Section. The following terms, as used in this Agreement, have the meanings set forth in this Section:

“Asset Purchase Agreement” means that certain asset purchase agreement dated November 9, 2007 pursuant to which LBI or its affiliate(s) will acquire from R&R Radio Corporation certain assets including the license issued by the FCC to operate FM broadcast station KDES-FM for a purchase price of Ten Million Five Hundred Thousand Dollars ($10,500,000).

“KDES Transactions” has the meaning set forth above in the second paragraph of this Agreement.

“R&R” means R&R Radio Corporation, a California corporation.

Section 2. RELOCATION AND PURCHASE OF KDES-FM

2.1 Cooperation in Connection with Asset Purchase Agreement. With Spectrum Scan’s assistance and cooperation, LBI, through an affiliate, is entering into the Asset Purchase Agreement.

2.2 Conditions to Asset Purchase Agreement. LBI’s agreement to purchase KDES-FM from R&R is subject to the satisfaction of a number of conditions specified in the Asset Purchase Agreement, including, but not limited to:

(a) FCC approval of the relocation of KDES-FM from Palm Springs, California to Redlands, California or another community reasonably satisfactory to LBI (the “KDES-FM Relocation”), and

(b) Grant of a construction permit for modification of the facilities of KDES-FM to specify operation on Channel 284A with a transmitter site co-located with that of FM station KRQB (formerly KWIE), San Jacinto, California (N 34° 02’ 13”, W 116° 58’ 07”) (the “KDES-FM Relocation CP”).

2.3 Conditions Dependant Upon Spectrum Scan. The parties acknowledge and agree that in order for the closing of the transactions contemplated in the Asset Purchase Agreement to occur, Spectrum Scan must cancel, surrender and terminate its option to purchase FM broadcast station KWXY-FM, Channel 253, 98.5 MHz, Cathedral City, California (the “Option”). The Option is an extremely valuable asset of Spectrum Scan, and Spectrum Scan would not be willing to cancel the Option (which cancellation will allow LBI to acquire KDES-FM from R&R) without LBI agreeing to make the payment to Spectrum Scan referenced in Section 2.5 below.

2.4 Spectrum Scan’s Financial Obligations. Spectrum Scan will be responsible for the payment of all costs associated with the provision of engineering plans, the submission of applications to the FCC, and any associated FCC filing fees relating to the KDES-FM Relocation and the KDES-FM Relocation CP.

2.5 Payment by LBI. Subject to and on the same day as the closing under the Asset Purchase Agreement, in consideration of Spectrum Scan’s cancellation, surrender or termination of the Option, LBI shall pay to Spectrum Scan the sum of Seven Million Dollars ($7,000,000). If the transaction contemplated by the Asset Purchase Agreement is not consummated, such sum shall not be payable to Spectrum Scan. Notwithstanding the foregoing sentence, in the event that (i) Spectrum Scan complies with all of its obligations under this Agreement, (ii) all of the conditions precedent to LBI’s obligation to consummate the transaction contemplated by the Asset Purchase Agreement are fulfilled prior to the expiration or earlier termination of the Asset Purchase Agreement in accordance with its terms, (iii) LBI enters into an amendment to the license agreement with Dickinson Investments Co. dated April 11, 2000 which was assigned to LBI on September 21, 2007 to accommodate the co-location of the KDES-FM transmitter site with that of FM broadcast station KRQB (FM), and (iv) the necessary revision to the existing conditional use permit for such transmitter site to accommodate the KDES-FM relocation has been granted, but LBI fails to consummate the transaction contemplated by the Asset Purchase Agreement for any reason other than a material breach by R&R, then LBI shall pay to Spectrum Scan the sum of Five Hundred Thousand Dollars ($500,000.00). Such payment shall be made ten (10) business days after the satisfaction or waiver of all the conditions set forth in the Asset Purchase Agreement.

2.6 Notification Upon Amendment or Termination of the Asset Purchase Agreement. In the event the Asset Purchase Agreement is amended or terminated, LBI will promptly notify Spectrum Scan of all changes or the termination, as the case may be. LBI shall follow the notice procedures outlined in Section 3.2 of this Agreement.

Section 3. MISCELLANEOUS

3.1 Enforceability. Each of the undersigned represents and warrants:

(a) that it has the requisite legal power and authority to enter into this Agreement, and

(b) that this Agreement is enforceable against it in accordance with its terms.

3.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, may be sent by telecopy (with automatic machine confirmation), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (ii) deemed to have been given on the date of actual receipt, which may be conclusively evidenced by the date set forth in the records of any commercial delivery service or on the return receipt, and (iii) addressed to the recipient at the address specified below, or with respect to any party, to any other address that such party may from time to time designate in a writing delivered in accordance with this Section 4.2:

If to LBI: Liberman Broadcasting of California LLC Attn: Lenard Liberman, Executive Vice President 1845 Empire Avenue Burbank, CA 91504 Telephone: 818-563-5722 Telecopy: 818-558-4244

With a copy (which shall not constitute notice) to: James R. Bayes Wiley Rein LLP 1776 K St., NW Washington, DC 20006 202-719-7000

If to Spectrum Scan:

Spectrum Scan-Idyllwild, LLC

Attn: Rod Burbridge

10,000 Shelbyville Road

Suite 221

Louisville, KY 40223

Telecopy: 502-253-6574

With a copy (which shall not constitute notice) to:

John Dowds

PVM Management, LLC

10,000 Shelbyville Road

Suite 100

Louisville, KY 40223

Telecopy: 502-245-4792

3.3 Expenses. Except as otherwise provided in this Agreement, Spectrum Scan and LBI shall each be liable for its own fees and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement and the consummation of the transactions contemplated herein.

3.4 Choice of Law. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

3.5 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Spectrum Scan or LBI without the prior written consent of the other Party hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

3.6 Entire Agreement. This Agreement and all documents and certificates to be delivered by the Parties pursuant hereto, collectively represent the entire understanding and agreement between the Parties hereto with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations, letters of intent, term sheets or other writings between the Parties and their respective representatives with respect to the subject matter hereof and cannot be amended, supplemented, or modified except by an agreement in writing that makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the Party against which enforcement of any such amendment, supplement, or modification is sought. Notwithstanding the foregoing, however, the Confidentiality and Non-Disclosure Agreement dated as of July     , 2007 between Spectrum Scan, LLC and LBI Radio License Corp. shall survive the Parties’ execution and delivery of this Agreement.

3.7 Waivers of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

3.8 Counterparts. This Agreement may be executed in two counterparts, each of which, when so executed and delivered, shall be an original, and both of which counterparts together shall constitute one and the same fully executed instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first above written.

SPECTRUM SCAN-IDYLLWILD, LLC

By:	/s/ Rodney Burbridge
Name:	Rodney Burbridge
Title:	President of Rodco, Inc., member

LIBERMAN BROADCASTING OF CALIFORNIA LLC

By:	/s/ Lenard D. Liberman
Name:	Lenard D. Liberman
Title:	Executive Vice President, Chief Financial Office and Secretary